Exhibit 99.1

For Immediate Release
Investor Contact: Dave Staples	Media Contact: Meredith Gremel
Executive Vice President & CFO	Director Corporate Affairs
(616) 878-8793	(616) 878-2830

SpartanNash Announces Second Quarter Fiscal Year 2014 Financial Results

Consolidated Net Sales Increase 178 Percent to $1.8 Billion

Second Quarter Reported EPS from Continuing Operations Increases 24 Percent to $0.46 per Diluted

Share; Adjusted EPS of $0.50 per Diluted Share

GRAND RAPIDS, MICHIGAN – August 13, 2014 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for the 12-week second quarter ended July 12, 2014.

Second Quarter Results

Consolidated net sales for second quarter increased 178.0 percent to $1.8 billion compared to $651.1 million last year, primarily due to $1.2 billion in sales generated as a result of the November 2013 merger with Nash Finch Company (“Nash Finch”).

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter increased 97.8 percent to $58.3 million, or 3.2 percent of net sales, compared to $29.5 million, or 4.5 percent of net sales last year. Adjusted EBITDA is a non-Generally Accepted Accounting Principles (GAAP) financial measure. Please see the financial tables at the end of this press release for a reconciliation of Adjusted EBITDA to net earnings, and a reconciliation of each non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP.

Reported operating earnings increased 115.3 percent to $32.6 million compared to $15.2 million for the prior year quarter, primarily due to contributions from the merger with Nash Finch. These benefits were partially offset by the impact of low inflation, increased integration, restructuring and asset impairment charges, additional LIFO expense and a pension settlement accounting charge.

Adjusted earnings from continuing operations for the second quarter were $19.1 million, or $0.50 per diluted share on approximately 37.8 million shares outstanding, compared to $10.2 million, or $0.46 per diluted share on approximately 21.9 million shares outstanding last year. For the second quarter of fiscal 2014, adjusted earnings from continuing operations excludes net after-tax charges of $2.3 million, or $0.06 per diluted share, related to merger integration expenses and asset impairment and restructuring costs and also excludes a tax benefit of $0.6 million, or $0.02 per diluted share, related to the favorable settlement of an unrecognized tax liability established in the prior year. For the prior year second quarter, adjusted earnings from continuing operations excluded net after-tax charges of $2.1 million, or $0.09 per diluted share, related to merger expenses and asset impairment charges. Adjusted earnings from continuing operations is a non-GAAP operating financial measure. Reported earnings from continuing operations were $17.4 million, or $0.46 per diluted share, compared to $8.1 million, $0.37 per diluted share, in the prior year quarter, primarily due to the factors previously mentioned.

“We are pleased to have exceeded our adjusted earnings guidance for the second quarter,” stated Dennis Eidson, SpartanNash’s President and Chief Executive Officer. “The earnings upside was driven primarily by continued favorable synergy realization and our retail segment. While the quarter started off slowly due to the later timing of Easter, sales trends improved as the quarter progressed and the retail division achieved positive comparable store sales over the back half of the second quarter despite some softening in the consumer environment. We have also made significant progress with our merger integration efforts and remain committed to providing excellent service and value to all of our retail, food distribution and military customers.”

Gross profit margin for the second quarter was 14.7 percent compared to 20.5 percent in the prior year. The change in gross profit margin rate primarily reflects the change in segment mix of our operations due to the merger and the impact of continued low inflation.

Second quarter operating expenses would have been $229.1 million, or 12.7 percent of net sales, compared to $114.9 million, or 17.6 percent of net sales, in the same quarter last year, if the charges related to the merger, integration, asset impairment and restructuring were excluded in both periods. The higher expenses were due to the inclusion of Nash Finch’s operations and the decrease in the rate to sales was due primarily to the change in mix of the Company’s segments. Reported operating expenses were $232.7 million, or 12.9 percent of sales, compared to $118.3 million, or 18.2 percent of sales, in the second quarter last year.

Food Distribution Segment

Net sales for the food distribution segment increased 182.4 percent to $767.9 million in the second quarter from $271.9 million for the second quarter last year. The increase in sales was due to $501.4 million in sales from Nash Finch, partially offset by the negative effect of the change in timing of the Easter holiday and the reduction to the Supplemental Nutrition Assistance Program (SNAP).

Second quarter adjusted operating earnings for the distribution segment were $14.0 million, excluding $2.9 million of pre-tax merger integration expenses and restructuring charges, compared to adjusted operating earnings of $9.1 million, excluding $2.4 million of pre-tax merger expenses, in the same period last year. The benefit from the sales volume of Nash Finch’s distribution operations was partially offset by the step-up in depreciation expense resulting from the revaluation of assets acquired in the merger, higher LIFO expense and lower inflation-related gains. Adjusted operating earnings is a non-GAAP operating financial measure. Reported operating earnings were $11.1 million compared to operating earnings of $6.8 million in the prior year second quarter.

Retail Segment

Net sales for the retail segment increased 42.4 percent to $539.8 million in the second quarter from $379.2 million for the second quarter last year, primarily due to $184.9 million in sales generated as a result of the merger and new and remodeled stores. Comparable store sales, excluding fuel, were flat to the prior year, primarily due to the later timing of Easter, which adversely affected the results by approximately 80 basis points and the impact of the cutbacks in SNAP benefits. In addition, retail sales reflect $17.1 million in fewer sales due to the store closures.

Second quarter adjusted operating earnings for the retail segment were $15.5 million, excluding $0.7 million of the non-cash pre-tax restructuring charges related to closed stores, compared to adjusted operating earnings of $9.4 million in the same period last year, excluding non-cash, pre-tax asset impairment charges of $1.0 million. The improvement in adjusted operating earnings was primarily due to the merger with Nash Finch’s retail operations. Reported operating earnings in the retail segment were $14.8 million compared to $8.4 million in the prior year quarter.

During the second quarter, the Company completed three major remodels and began construction on two new stores. Additionally, two supermarkets were sold to distribution customers and one underperforming supermarket was closed. SpartanNash ended the quarter with 166 corporate owned stores and 30 fuel centers.

Military Segment

Net sales for the Company’s military segment were $502.4 million and operating earnings were $6.7 million for the second quarter of fiscal 2014.

Balance Sheet and Cash Flow

Cash flow provided by operating activities for the year to date period was $64.0 million compared to $47.4 million for the comparable period last year. The increase in cash provided was primarily the result of contributions from the merger.

Net long-term debt (including current maturities and capital lease obligations and subtracting cash) for the Company was $577.2 million as of July 12, 2014 compared to $142.2 million at the end of the second quarter last year, due primarily to the incurrence of $436.1 million in debt as a result of the Nash Finch merger. Net long term debt decreased $19.2 million from $596.4 million at December 28, 2013. The Company’s total net long-term debt-to-capital ratio is 0.44-to-1.0 as of July 12, 2014. Net long-term debt is a non-GAAP financial measure. Long-term debt and capital lease obligations, including current maturities, were $583.7 million at July 12, 2014 compared to $145.9 million at July 20, 2013.

Outlook

Mr. Eidson continued, “As we look to the second half of the year, we remain optimistic that we are in a position to deliver our sales and earnings outlook for fiscal 2014, despite the lack of non-perishable inflation, negative impact of the reduction in SNAP benefits and competitive openings. We will continue to invest in the consumer experience by completing five major remodels and re-banners and opening one new store in West Lafayette, Indiana. Additionally, we are taking steps to roll out pricing and promotional plans to stores acquired in the merger with Nash Finch and to leverage our distribution competencies and platform to increase business with existing customers and to drive new business. We are focused on enhancing efficiencies across all segments of the company and are beginning to realize significant synergies in sourcing, distribution and back-office functions. We continue to be confident in our ability to achieve, and likely exceed, our $52 million synergy target and to identify new opportunities to deliver value to our shareholders.”

For the third quarter of fiscal 2014, the Company anticipates that net earnings from continuing operations per diluted share will be at, or slightly below, last year’s comparable third quarter results of $0.43 per diluted share, excluding merger integration costs and any other one-time expenses. For fiscal 2014, the Company is maintaining its previously issued guidance of consolidated net sales in the range of $7.90 billion to $8.04 billion, Adjusted EBITDA in the range of $230.0 million to $239.0 million and is narrowing the range of earnings per share from continuing operations to approximately $1.70 to $1.75, excluding integration costs of approximately $7.4 million after tax and any other one-time expenses.

The Company continues to expect capital expenditures for fiscal year 2014 to be in the range of $77.0 million to $82.0 million, with depreciation and amortization now in the range of $87.0 million to $91.0 million and total interest expense now in the range of $24.0 million to $25.0 million.

As a reminder, the fiscal year ending January 3, 2015 will consist of 53 weeks with the fourth quarter comprised of 13 weeks. Furthermore, the Company’s fiscal year end was changed from the last Saturday in March to the Saturday nearest to December 31, effective beginning with the transition period ended December 28, 2013. The prior year financial statements were recast to the new fiscal year format based upon the original fiscal period end dates. As a result, the period end date for the prior year financial statements differs from the current year by one week and the comparable prior year will consist of 51 weeks with the fourth quarter comprised of 11 weeks.

Conference Call

A telephone conference call to discuss the Company’s second quarter of fiscal 2014 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, August 14, 2014. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (SPTN) is the largest food distributor serving military commissaries and exchanges in the United States, in terms of revenue. The Company’s core businesses include distributing food to military commissaries and exchanges and independent and corporate-owned retail stores located in 44 states and the District of Columbia, Europe, Cuba, Puerto Rico, the Azores, Bahrain and Egypt. SpartanNash currently operates 166 supermarkets, primarily under the banners of Family Fare Supermarkets, D&W Fresh Markets, Family Fresh, No Frills, Bag’ n Save, Sun Mart and Econofoods.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements regarding the expected benefits of the merger and statements preceded by, followed by or that otherwise include the words “outlook,” “optimistic,” “focused,” “believe,” “continue,” “expects,” “look to,” “guidance,” “target,” “opportunities,” “confident” “position,” “taking steps,” or “plan” or similar expressions or that an event or trend “may,” or “will” occur, or is “beginning.” Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today’s date, and are not guarantees of the future performance of the combined company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties related to the merger include, but are not limited to, the successful integration of Spartan Stores’ and Nash Finch’s business and the combined company’s ability to compete in the highly competitive grocery distribution and retail grocery industry. Additional information concerning these and other risks is contained in Spartan Stores’ and Nash Finch’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, the merger, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
	July 12, 2014	July 20, 2013	July 12, 2014		July 20, 2013
Net sales	$1,810,175	$651,125	$4,143,902		$1,431,403
Cost of sales	1,544,784	517,708	3,531,961		1,126,263

Gross profit	265,391	133,417	611,941		305,140
Operating expenses
Selling, general and administrative	209,666	105,395	496,790		242,067
Merger transaction and integration	2,581	2,377	6,749		2,377
Depreciation and amortization	19,417	9,492	46,970		22,218
Restructuring and asset impairment charges	1,078	987	1,205		2,220

Total operating expenses	232,742	118,251	551,714		268,882

Operating earnings	32,649	15,166	60,227		36,258
Non-operating expense (income)
Interest expense	5,475	2,239	12,949		5,627
Non-cash convertible debt interest	—	—	—		379
Debt extinguishment	—	—	—		2,762
Other, net	—	(8)	5		(15)

Total non-operating expense, net	5,475	2,231	12,954		8,753

Earnings before income taxes and discontinued operations	27,174	12,935	47,273		27,505
Income taxes	9,779	4,879	17,359		10,537

Earnings from continuing operations	17,395	8,056	29,914		16,968
Loss from discontinued operations, net of taxes	(76)	(64)	(285)		(340)

Net earnings	$17,319	$7,992	$29,629		$16,628

Basic earnings per share:
Earnings from continuing operations	$0.46	$0.37	$0.79		$0.78
Loss from discontinued operations	—	—	(0.00	)*	(0.02)

Net earnings	$0.46	$0.37	$0.79		$0.76

Diluted earnings per share:
Earnings from continuing operations	$0.46	$0.37	$0.79		$0.78
Loss from discontinued operations	—	(0.01)*	(0.00	)*	(0.02)

Net earnings	$0.46	$0.36	$0.79		$0.76

Weighted average shares outstanding:
Basic	37,744	21,858	37,662		21,796
Diluted	37,810	21,940	37,738		21,875

*	Includes rounding

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 12, 2014	December 28, 2013	July 20, 2013
Assets
Current assets
Cash and cash equivalents	$6,420	$9,216	$3,658
Accounts and notes receivable, net	334,440	285,471	61,296
Inventories, net	564,628	589,497	127,883
Prepaid expenses and other current assets	35,675	38,423	11,273
Deferred taxes on income	—	—	1,558
Property held for sale	—	440	—

Total current assets	941,163	923,047	205,668
Property and equipment, net	606,969	628,482	268,350
Goodwill	312,252	313,020	246,665
Other assets, net	128,850	134,514	63,802

Total assets	$1,989,234	$1,999,063	$784,485

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$375,592	$364,972	$124,195
Accrued payroll and benefits	68,893	85,495	30,890
Other accrued expenses	45,815	54,412	25,996
Deferred taxes on income	26,816	23,827	—
Current maturities of long-term debt and capital lease obligations	7,189	7,345	3,896

Total current liabilities	524,305	536,051	184,977
Long-term liabilities
Deferred taxes on income	97,538	91,966	81,226
Postretirement benefits	19,884	22,009	14,537
Other long-term liabilities	38,204	43,845	18,742
Long-term debt and capital lease obligations	576,474	598,319	141,973

Total long-term liabilities	732,100	756,139	256,478
Commitments and contingencies
Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 37,725, 37,371 and 21,894 shares outstanding	523,148	518,056	146,777
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—	—
Accumulated other comprehensive loss	(8,500)	(8,794)	(13,481)
Retained earnings	218,181	197,611	209,734

Total shareholders’ equity	732,829	706,873	343,030

Total liabilities and shareholders’ equity	$1,989,234	$1,999,063	$784,485

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	28 Weeks Ended
	July 12, 2014	July 20, 2013
Cash flows from operating activities
Net cash provided by operating activities	$63,973	$47,441
Net cash used in investing activities	(36,447)	(19,748)
Net cash used in financing activities	(30,136)	(32,531)
Net cash used in discontinued operations	(186)	(464)

Net decrease in cash and cash equivalents	(2,796)	(5,302)
Cash and cash equivalents at beginning of period	9,216	8,960

Cash and cash equivalents at end of period	$6,420	$3,658

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings by Segment

(In thousands)

(Unaudited)

	12 Weeks Ended				28 Weeks Ended
	July 12, 2014		July 20, 2013		July 12, 2014		July 20, 2013
Military Segment:
Net sales	$502,402	27.8%	$—	—	$1,186,569	28.6%	$—	—
Operating earnings	$6,731		$—	—	$12,292		$—
Food Distribution Segment:
Net sales	$767,926	42.4%	$271,890	41.8%	$1,738,928	42.0%	$608,596	42.5%
Operating earnings	$11,128		$6,765		$25,489		$26,086
Retail Segment:
Net sales	$539,847	29.8%	$379,235	58.2%	$1,218,405	29.4%	$822,807	57.5%
Operating earnings	$14,790		$8,401		$22,446		$10,172
Total:
Net sales	$1,810,175	100.0%	$651,125	100.0%	$4,143,902	100.0%	$1,431,403	100.0%
Operating earnings	$32,649		$15,166		$60,227		$36,258

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands)

	12 Weeks Ended		28 Weeks Ended
	July 12, 2014	July 20, 2013	July 12, 2014	July 20, 2013
Net earnings	$17,319	$7,992	$29,629	$16,628
Add:
Discontinued operations	76	64	285	340
Income taxes	9,779	4,879	17,359	10,537
Interest expense	5,475	2,239	12,949	6,006
Debt extinguishment	—	—	—	2,762
Non-operating expense (income)	—	(8)	5	(15)

Operating earnings	32,649	15,166	60,227	36,258
Add:
LIFO expense	1,555	640	3,527	246
Depreciation and amortization	19,417	9,492	46,970	22,218
Restructuring and asset impairment charges	1,078	987	1,205	2,220
Merger transaction and integration expenses	2,581	2,377	6,749	2,377
Non-cash stock compensation and other charges	1,000	808	4,514	1,708

Adjusted EBITDA	$58,280	$29,470	$123,192	$65,027

Reconciliation of operating earnings to adjusted EBITDA by segment:
Military:
Operating earnings	$6,731	$—	$12,292	$—
Add:
LIFO expense	362	—	833	—
Depreciation and amortization	1,486	—	5,679	—
Merger transaction and integration expenses	24	—	24	—
Non-cash stock compensation and other charges	(64)	—	(59)	—

Adjusted EBITDA	$8,539	$—	$18,769	$—

Food Distribution:
Operating earnings	$11,128	$6,765	$25,489	$26,086
Add:
LIFO expense (income)	795	214	1,757	(194)
Depreciation and amortization	7,705	2,087	17,433	4,903
Restructuring and asset impairment charges	307	—	1,029	—
Merger transaction and integration expenses	2,554	2,377	6,722	2,377
Non-cash stock compensation and other charges	714	294	3,669	714

Adjusted EBITDA	$23,203	$11,737	$56,099	$33,886

Retail:
Operating earnings	$14,790	$8,401	$22,446	$10,172
Add:
LIFO expense	398	426	937	440
Depreciation and amortization	10,226	7,405	23,858	17,315
Restructuring and asset impairment charges	771	987	176	2,220
Merger transaction and integration expenses	3	—	3	—
Non-cash stock compensation and other charges	350	514	904	994

Adjusted EBITDA	$26,538	$17,733	$48,324	$31,141

Notes: Consolidated adjusted EBITDA is a non-GAAP operating financial measure that we define as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for unusual items that do not reflect the ongoing operating activities of SpartanNash and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of net earnings.

We believe that adjusted EBITDA provides a meaningful representation of our operating performance for SpartanNash as a whole and for our operating segments. We consider adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of our military, food distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted EBITDA and adjusted EBITDA by segment are performance measures that management uses to allocate resources, assess performance against its peers, and evaluate overall performance, we believe it provides useful information for our investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with us request our operating financial results in adjusted EBITDA format.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. Our definition of adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands, except per share data)

	12 Weeks Ended		28 Weeks Ended
	July 12, 2014	July 20, 2013	July 12, 2014	July 20, 2013
Operating earnings	$32,649	$15,166	$60,227	$36,258
Add:
Asset impairment and restructuring charges	1,078	987	1,205	2,220
Merger transaction and integration expenses	2,581	2,377	6,749	2,377

Adjusted operating earnings	$36,308	$18,530	$68,181	$40,855

Reconciliation of operating earnings to adjusted operating earnings by segment:
Military:
Operating earnings	$6,731	$—	$12,292	$—
Add:
Merger transaction and integration expenses	24	—	24	—

Adjusted operating earnings	$6,755	$—	$12,316	$—

Food Distribution:
Operating earnings	$11,128	$6,765	$25,489	$26,086
Add:
Asset impairment and restructuring charges	307	—	1,029	—
Merger transaction and integration expenses	2,554	2,377	6,722	2,377

Adjusted operating earnings	$13,989	$9,142	$33,240	$28,463

Retail:
Operating earnings	$14,790	$8,401	$22,446	$10,172
Add:
Asset impairment and restructuring charges	771	987	176	2,220
Merger transaction and integration expenses	3	—	3	—

Adjusted operating earnings	$15,564	$9,388	$22,625	$12,392

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted operating earnings provide a meaningful representation of its operating performance for the Company. The Company considers adjusted operating earnings as an additional way to measure operating performance on an ongoing basis. Adjusted operating earnings is meant to reflect the ongoing operating performance of its military, food distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted operating earnings is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted operating earnings format.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands, except per share data)

	12 Weeks Ended
	July 12, 2014			July 20, 2013
	Earnings from continuing operations	Earnings per diluted share		Earnings from continuing operations	Earnings per diluted share
Earnings from continuing operations	$17,395	$0.46		$8,056	$0.37
Adjustments, net of taxes:
Asset impairment and restructuring charges	665	0.02		615	0.03
Merger transaction and integration expenses	1,593	0.04		1,480	0.06	*
Favorable settlement of an unrecognized tax liability	(595)	(0.02)		—	—

Adjusted earnings from continuing operations	$19,058	$0.50		$10,151	$0.46

* includes rounding
Weighted average diluted shares outstanding	37,810			21,940

	28 Weeks Ended
	July 12, 2014			July 20, 2013
	Earnings from continuing operations	Earnings per diluted share		Earnings from continuing operations	Earnings per diluted share
Earnings from continuing operations	$29,914	$0.79		$16,968	$0.78
Adjustments, net of taxes:
Asset impairment and restructuring charges	747	0.02		1,369	0.06
Merger transaction and integration expenses	4,186	0.11		1,480	0.06
Debt extinguishment	—	—		1,690	0.08
Favorable settlement of an unrecognized tax liability	(595)	(0.01	)*	—	—

Adjusted earnings from continuing operations	$34,252	$0.91		$21,507	$0.98

* includes rounding
Weighted average diluted shares outstanding	37,738			21,875

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that we define as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

We believe that adjusted earnings from continuing operations provide a meaningful representation of our operating performance for the Company. We consider adjusted earnings from continuing operations as an additional way to measure operating performance on an ongoing basis. Adjusted earnings from continuing operations is meant to reflect the ongoing operating performance of our military, food distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. We believe that adjusted earnings from continuing operations provides useful information for our investors because it is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with us request our operating financial results in adjusted earnings from continuing operations format.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. Our definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Capital Lease Obligations to Total Net Long-Term Debt and Capital Lease Obligations

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

	July 12, 2014	December 28, 2013	July 20, 2013
Current maturities of long-term debt and capital lease obligations	$7,189	$7,345	$3,896
Long-term debt and capital lease obligations	576,474	598,319	141,973

Total debt	583,663	605,664	145,869
Cash and cash equivalents	(6,420)	(9,216)	(3,658)

Total net long-term debt	$577,243	$596,448	$142,211

Notes: Total net debt is a non-GAAP financial measure that is defined as long term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long term debt obligations that are not covered by available cash and temporary investments.

Table 6: Projected Reconciliation of Net Earnings to Projected Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

(In millions)

	53 Weeks Ended January 3, 2015
	Low	High
Net earnings	$55.5	$57.4
Add:
Discontinued operations	0.5	0.5
Income taxes	33.7	34.8
Interest expense	24.0	25.0
LIFO expense	7.1	8.0
Depreciation and amortization	87.0	91.0
Restructuring and asset impairment charges	3.1	3.1
Merger transaction and integration expenses	12.0	12.0
Non-cash stock compensation and other charges	7.1	7.2

Adjusted EBITDA	$230.0	$239.0

Table 7: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended	53 Weeks Ended January 5, 2013
	October 4, 2014	Low	High
Earnings from continuing operations	$0.38	1.47	1.52
Adjustments, net of taxes:
Asset impairment and restructuring charges	0.01	0.05	0.05
Merger transaction and integration expenses	0.04	0.20	0.20
Favorable settlement of an unrecognized tax liability	—	(0.02)	(0.02)

Adjusted earnings from continuing operations	$0.43	1.70	1.75